Exhibit 99.1

Eagle Bulk Shipping Inc. Reports Third Quarter 2016 Results

STAMFORD, CT, November 8, 2016 -- Eagle Bulk Shipping Inc. (NASDAQ: EGLE) today announced its results for the third quarter ended September 30, 2016.

Third Quarter Highlights:

●	Net loss of $19.4 million, or $0.52 net loss per share, compared to a net loss of $20.4 million, or a $10.83 net loss per share, for the comparable quarter in 2015.
●	Net revenues of $35.8 million compared to $29.1 million for the comparable quarter in 2015.
●	Fleet utilization rate of 98.9%.
●	The sale of MV Harrier and MV Kittiwake for net proceeds of $3.2 million and $4.2 million, respectively.
●	The closing of a previously-announced private common stock placement for gross proceeds of $88 million.
●	The appointment of Mr. Frank De Costanzo as Chief Financial Officer on September 30, 2016.
●

On November 7, Eagle Bulk announced the acquisition of a 2016 built 61,000 deadweight NACKS-61 Ultramax vessel constructed at Nantong COSCO Kawasaki Heavy Industries Engineering Co., Ltd. ("NACKS") for $18.85 million. The vessel is scheduled to be delivered to the Company in November and will be renamed the M/V Stamford Eagle.

Gary Vogel, Eagle Bulk’s CEO, commented, “Amid tentative signs of a recovery in charter rates, Eagle Bulk’s third quarter results reflect continued progress in building out our Owner-Operator model. This is evident across several key metrics, including a notable increase in voyage business and chartered-in days – both of which contributed to a net revenue increase despite operating four fewer vessels compared to the same period a year ago.  At the same time, we achieved tangible cost savings through the continued development of our in-house technical management. We also continued to develop our organization by adding top-tier management in key positions, highlighted by the addition of Frank De Costanzo as Chief Financial Officer.

“Looking ahead, we believe that our strengthened balance sheet, now inclusive of the $88 million in growth capital raised during the quarter, will enable us to take advantage of market opportunities, such as the recently-announced acquisition of a 2016 built NACKS-61 Ultramax vessel.”

Results of Operations for the three-month period ended September 30, 2016 and 2015

For the third quarter of 2016, the Company reported a net loss of $19,359,044 or $0.52 loss per share, based on a weighted average of 37,031,096 diluted shares outstanding. In the comparable third quarter of 2015, the Company reported a net loss of $20,376,620 or $10.83 Net loss per share, based on a weighted average of 1,881,968 diluted shares outstanding.

Net revenues in the quarter ended September 30, 2016 were $35,788,181 compared with $29,127,482 recorded in the comparable quarter in 2015. The increase in revenue is attributable to increased number of freight voyages as well as increased available days due to chartered in vessels.

Total operating expenses for the quarter ended September 30, 2016 were $47,512,409 compared with $46,135,325 recorded in the third quarter of 2015. The increase is primarily due to increase in voyage expenses and charter hire expenses offset by savings in vessel operating expenses.

Liquidity and Capital Resources

Net cash used by operating activities during the nine-month period ended September 30, 2016 was $40,092,760, compared with net cash used by operating activities of $29,809,434 during the corresponding nine-month period ended September 30, 2015. The increase in cash used by operating activities is primarily due to lower charter rates.

Net cash provided by investing activities during the nine-month period ended September 30, 2016 was $12,411,444, compared with net cash provided by investing activities of $9,621,753, during the corresponding nine-month period ended September 30, 2015. The increase in cash provided by investing activities is mainly attributable to the sale of four vessels in 2016 compared to one vessel in the comparable period in 2015 offset by the sale of KLC investments in 2015.

Net cash provided by financing activities during the nine-month period ended September 30, 2016 was $ 101,353,950, compared with $5,495,744 during the corresponding nine-month period ended September 30, 2015. The increase in cash from financing activities is due to net proceeds from the private common stock placements closed on August 10, 2016 of $85,700,535, $60,000,000 received from our Second Lien Loan facility and $10,158,500 from the revolver under the First Lien Facility offset by repayment of $21,276,000 of our term loan and $30,158,500 of our revolver each under the First Lien Facility. The Company also paid $3,067,647 in deferred financing costs.

As of September 30, 2016, our cash balance was $98,568,795, compared to a cash balance of $24,896,161 at December 31, 2015. Also recorded in Restricted cash is an amount of $74,917, which collateralizes letters of credit relating to our office lease.

At September 30, 2016, the Company’s debt consisted of $204,099,000 in term loans, net of $5,184,565 debt discount and debt issuance costs under the First Lien Facility and $60,000,000 under the Second Lien Facility net of $16,719,722 debt discount and debt issuance costs.

As of September 30, 2016, our total availability in the revolving credit facility under the First Lien Facility was $30,000,000.

Capital Expenditures and Drydocking

Our capital expenditures relate to the purchase of vessels and capital improvements to our vessels which are expected to enhance the revenue earning capabilities and safety of these vessels.

On September 30, 2016, the Company, through a newly formed subsidiary, Eagle Bulk Shipco LLC (‘Eagle Shipco”), signed a memorandum of agreement to acquire a 2016 NACKS-built Ultramax 61,000 dwt for $18.85 million. The Company is expected to take delivery of the vessel in the fourth quarter of 2016. Eagle Bulk Shipco, is not one of the guarantors under the First Lien Facility or the Second Lien Facility.

In addition to acquisitions that we may undertake in future periods, the other major capital expenditures include funding the Company's program of regularly scheduled dry-docking necessary to comply with international shipping standards and environmental laws and regulations. Although the Company has some flexibility regarding the timing of its dry-docking, the costs are relatively predictable. The Company anticipates that vessels are to be dry docked every five years for vessels younger than 15 years and every two and a half years for vessels older than 15 years, accordingly, these expenses are deferred and amortized over that period. Funding of these requirements is anticipated to be met with cash from operations. We anticipate that this process of recertification will require us to reposition these vessels from a discharge port to shipyard facilities, which will reduce our available days and operating days during that period.

Drydocking costs incurred are deferred and amortized to expense on a straight-line basis over the period through the date of the next scheduled dry-docking for those vessels. Eight vessels completed dry-docking in the nine months ended September 30, 2016, with one vessel still in dry-docking as of September 30, 2016 and we incurred $3,715,179 in dry-docking related costs. Seventeen vessels completed dry-docking in the nine months ended September 30, 2015 and we incurred $9,680,582 in dry-docking related costs.

The following table represents certain information about the estimated costs for anticipated vessel dry dockings in the next four quarters, along with the anticipated off-hire days:

Quarter Ending	Off-hire Days (1)	Projected Costs (2)
December 31, 2016	-	-
March 31, 2016	-	-
June 30, 2017	None	None
September 30, 2017	66	$1.9 million

(1) Actual duration of dry-docking will vary based on the condition of the vessel, yard schedules and other factors.

(2) Actual costs will vary based on various factors, including where the dry dockings are actually performed.

SUMMARY CONSOLIDATED FINANCIAL AND OTHER DATA

The following table summarizes the Company’s selected consolidated financial and other data for the periods indicated below.

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30, 2016	September 30, 2015	September 30, 2016	September 30, 2015
Revenues, net of commissions	$35,788,181	$29,127,482	$82,656,903	$78,116,020

Voyage expenses	11,207,959	5,202,219	27,902,155	13,540,698
Vessel expenses	17,707,959	22,492,616	56,783,181	63,124,053
Charter hire expenses	3,822,456	1,248,649	6,979,213	3,697,745
Depreciation and amortization	9,854,228	11,284,454	28,905,058	32,739,674
General and administrative expenses	5,223,782	5,907,387	15,429,844	18,186,555
Refinancing expenses	(4,625)	-	5,869,025	-
Vessel impairment	-	-	6,167,262	-
(Gain)/Loss on sale of vessels	(299,350)	-	101,860	5,696,675
Total operating expenses	47,512,409	46,135,325	148,137,598	136,985,400
Operating loss	(11,724,228)	(17,007,843)	(65,480,695)	(58,869,380)
Interest expense	7,434,156	3,048,180	15,154,659	9,197,163
Interest income	(88,094)	-	(91,606)	(2,955)
Other expense	288,754	320,597	589,539	488,396
Total other expense, net	7,634,816	3,368,777	15,652,592	9,682,604

Net loss	$(19,359,044)	$(20,376,620)	$(81,133,287)	$(68,551,984)

Weighted average shares outstanding *:
Basic	37,031,096	1,881,968	20,588,612	1,880,116
Diluted	37,031,096	1,881,968	20,588,612	1,880,116

Per share amounts*:
Basic net loss	$(0.52)	$(10.83)	$(3.94)	$(36.46)
Diluted net loss	$(0.52)	$(10.83)	$(3.94)	$(36.46)

*Adjusted to give effect for the 1 for 20 reverse stock split that became effective at the open of trading on August 5, 2016.

Fleet Operating Data

	Three Months Ended		Nine Months Ended
	September 30, 2016	September 30, 2015	September 30, 2016	September 30, 2015
Ownership Days	3,760	4,048	11,688	12,138
Chartered in Days	394	92	745	273
Available Days	4,094	4,080	12,292	12,049
Operating Days	4,048	3,996	12,142	11,750
Fleet Utilization	98.9%	98.0%	98.8%	97.5%

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

	September 30, 2016	December 31, 2015
ASSETS:
Current assets:
Cash and cash equivalents	$98,568,795	$24,896,161
Accounts receivable	6,453,806	7,076,528
Prepaid expenses	2,637,907	3,232,763
Inventories	6,995,819	5,574,406
Other assets	151,925	245,569
Total current assets	114,808,252	41,025,427
Noncurrent assets:
Vessels and vessel improvements, at cost, net of accumulated depreciation of $69,972,688 and $49,148,080, respectively	688,421,196	733,960,731
Other fixed assets, net of accumulated depreciation of $264,201 and $159,827, respectively	572,261	220,509
Restricted cash	74,917	141,161
Deferred drydock costs	12,529,591	11,146,009
Other assets	54,705	109,287
Total noncurrent assets	701,652,670	745,577,697
Total assets	$816,460,922	$786,603,124
LIABILITIES & STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$6,459,022	$8,216,473
Accrued interest	-	401,232
Other accrued liabilities	10,893,665	10,827,075
Fair value below contract value of time charters acquired	820,313	1,283,926
Unearned charter hire revenue	4,827,883	1,560,402
Fair value of derivative instruments	15,150	-
Current portion of long-term debt	-	15,625,000
Total current liabilities	23,016,033	37,914,108
Noncurrent liabilities:
First Lien Facility, net of debt discount and debt issuance costs	198,914,435	225,577,491
Second Lien Facility, net of debt discount and debt issuance costs	43,280,278	-
Payment-in-kind interest on Second Lien Facility	4,782,863	-
Fair value below contract value of time charters acquired	4,101,560	4,094,122
Other liabilities	767,106	672,941
Total noncurrent liabilities	251,846,242	230,344,554
Total liabilities	274,862,275	268,258,662
Commitments and contingencies
Stockholders' equity:
Common stock, $.01 par value, 700,000,000 shares authorized, 48,106,827 and 1,883,303 shares issued and outstanding, respectively*	481,069	18,833
Additional paid-in capital*	782,096,558	678,171,322
Accumulated deficit	(240,978,980)	(159,845,693
Total stockholders' equity	541,598,647	518,344,462
Total liabilities and stockholders' equity	$816,460,922	$786,603,124

*Adjusted to give effect for the 1 for 20 reverse stock split that became effective at the open of trading on August 5, 2016.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	Nine Months Ended
	September 30, 2016	September 30, 2015
Cash flows from operating activities:
Net loss	$(79,170,287)	$(68,551,984)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	26,431,461	30,783,330
Amortization of deferred dry-docking costs	2,331,597	1,956,344
Amortization of debt discount and debt issuance costs	1,271,193	1,784,062
Amortization of fair value below contract value of time charter acquired	(456,175)	(1,240,609)
Payment-in-kind interest on Second Lien Facility	4,782,863	-
Loss on sale of vessels	101,860	5,696,675
Impairment of vessels	6,167,262	-
Realized loss from investment	-	112,589
Non-cash compensation expense	933,550	2,998,382
Drydocking expenditures	(3,715,179)	(9,680,582)
Changes in operating assets and liabilities:
Accounts receivable	622,722	3,637,163
Other assets	148,227	4,468,668
Prepaid expenses	594,856	1,657,211
Inventories	(1,421,413)	(798,193)
Unrealized loss on derivatives	15,150	-
Accounts payable	(1,757,451)	(3,298,897)
Accrued interest	(401,232)	(189,502)
Other accrued liabilities	160,755	1,021,773
Unearned revenue	3,267,481	(165,864)
Net cash used in operating activities	$(40,092,760)	$(29,809,434)

Cash flows from investing activities:
Vessels and vessel improvements	(199,675)	(1,508,778)
Purchase of other fixed assets	(456,125)	(11,201)
Proceeds from sale of vessels	13,001,000	4,235,542
Restricted cash	66,244	-
Proceeds from sale of investment	-	6,906,190
Net cash provided by investing activities	$12,411,444	$9,621,753

Cash flows from financing activities:
Proceeds from Second Lien Facility	60,000,000	-
Proceeds from Revolver Loan Facility under First Lien Facility	10,158,500	23,000,000
Proceeds from common stock placement	85,700,535	-
Repayment of Term Loan	(21,276,000)	(15,718,750)
Repayment of Revolver Loan	(30,158,500)	-
Deferred financing costs	(2,467,647)	-
Financing cost paid to lender	(600,000)	(500,000)
Cash used to settle net share equity awards	(2,938)	(1,285,506)
Net cash provided by financing activities	$101,353,950	$5,495,744
Net increase /(decrease) in cash and cash equivalents	73,672,634	(14,691,937)
Cash and cash equivalents at beginning of period	24,896,161	39,975,287
Cash and cash equivalents at end of period	$98,568,795	$25,283,350

Eagle Bulk Shipping Inc.’s Fleet

We have employed all of our vessels in our operating fleet on time and voyage charters. The following table represents certain information about our revenue earning charters with respect to our operating fleet as of September 30, 2016:

Vessel	Year Built	Dwt	Charter Expiration		Daily Charter Hire Rate

Avocet	2010	53,462	Dec 2016		$6,000

Bittern	2009	57,809	Oct 2016		$9,750

Canary	2009	57,809	Oct 2016		$8,500

Cardinal	2004	55,362	Oct 2016		$8,600

Condor	2001	50,296	Nov 2016		$3,800

Crane	2010	57,809	Oct 2016		$8,000

Crested Eagle	2009	55,989	Oct 2016		Voyage

Crowned Eagle	2008	55,940	Oct 2016		Voyage

Egret Bulker	2010	57,809	Dec 2016		$3,000	(1)

Gannet Bulker	2010	57,809	Oct 2016	$	Voyage

Golden Eagle	2010	55,989	Oct 2016		$7,800

Goldeneye	2002	52,421	Nov 2016		Voyage

Grebe Bulker	2010	57,809	Dec 2016		$3,000	(2)

Hawk I	2001	50,296	Oct 2016		$5,000

Ibis Bulker	2010	57,775	Nov 2016		Voyage

Imperial Eagle	2010	55,989	Oct 2016		Voyage

Jaeger	2004	52,248	Nov 2016		Voyage

Jay	2010	57,802	Nov 2016		$4,000

Kestrel I	2004	50,326	Oct 2016		$8,500

Kingfisher	2010	57,776	Oct 2016		$7,750

Martin	2010	57,809	Oct 2016		Voyage

Merlin	2001	50,296	Oct 2016		$7,000

Nighthawk	2011	57,809	Nov 2016		$9,990

Oriole	2011	57,809	Oct 2016	$13,000

Osprey I	2002	50,206	Oct 2016	$7,350

Owl	2011	57,809	Oct 2016	$9,000

Petrel Bulker	2011	57,809	Nov 2016	$2,700

Puffin Bulker	2011	57,809	Dec 2016	$2,850	(3)

Redwing	2007	53,411	Oct 2016	$7,200

Roadrunner Bulker	2011	57,809	Oct 2016	$6,250	(4)

Sandpiper Bulker	2011	57,809	Oct 2016	Dry dock	(5)

Shrike	2003	53,343	Nov 2016	Voyage

Skua	2003	53,350	Dec 2016	$3,100	(6)

Sparrow	2000	48,225	Dec 2016	Voyage

Stellar Eagle	2009	55,989	Oct 2016	$6,000

Tern	2003	50,200	Oct 2016	$7,500

Thrasher	2010	53,360	Nov 2016	$7,000

Thrush	2011	53,297	Oct 2016	$6,850

Woodstar	2008	53,390		Dry dock	(7)

Wren	2008	53,349	Oct 2016	$8,300

(1)	The vessel is contracted to continue the existing time charter at a daily charter rate of $6,900 after November 25, 2016
(2)	The vessel is contracted to continue the existing time charter at a daily charter rate of $7,000 after December 6, 2016
(3)	The Vessel is contracted to continue the existing time charter at a daily charter rate of $6,750 after November 1, 2016.
(4)	The vessel is contracted to continue the existing time charter at a daily charter rate of $8,250 after September 30, 2016.
(5)	The vessel is contracted on a short term time charter upon completion of dry dock.
(6)	The vessel is contracted to continue the existing time charter at a daily charter rate of $6,800 after November 28, 2016.
(7)	The vessel is contracted on a short term voyage charter upon completion of dry dock.

Glossary of Terms:

Ownership days: The Company defines ownership days as the aggregate number of days in a period during which each vessel in its fleet has been owned. Ownership days are an indicator of the size of the fleet over a period and affect both the amount of revenues and the amount of expenses that is recorded during a period.

Chartered-in under operating lease days: The Company defines chartered-in under operating lease days as the aggregate number of days in a period during which the Company chartered-in vessels.

Available days: The Company defines available days as the number of ownership days less the aggregate number of days that its vessels are off-hire due to vessel familiarization upon acquisition, scheduled repairs or repairs under guarantee, vessel upgrades or special surveys and the aggregate amount of time that we spend positioning our vessels. The shipping industry uses available days to measure the number of days in a period during which vessels should be capable of generating revenues.

Operating days: The Company defines operating days as the number of its available days in a period less the aggregate number of days that the vessels are off-hire due to any reason, including unforeseen circumstances. The shipping industry uses operating days to measure the aggregate number of days in a period during which vessels actually generate revenues.

Fleet utilization: The Company calculates fleet utilization by dividing the number of our operating days during a period by the number of our available days during the period. The shipping industry uses fleet utilization to measure a company's efficiency in finding suitable employment for its vessels and minimizing the amount of days that its vessels are off-hire for reasons other than scheduled repairs or repairs under guarantee, vessel upgrades, special surveys or vessel positioning. Our fleet continues to perform at very high utilization rates.

Conference Call Information

As previously announced, members of Eagle Bulk's senior management team will host a teleconference and webcast at 8:30 a.m. ET on Wednesday, November 9, 2016, to discuss the results.

To participate in the teleconference, investors and analysts are invited to call 844-282-4411 in the U.S., or 512-900-2336 outside of the U.S., and reference participant code 10677245. A simultaneous webcast of the call, including a slide presentation for interested investors and others, may be accessed by visiting http://www.eagleships.com.

A replay will be available following the call from 11:30 PM ET on November 9, 2016 until 11:30 PM ET on November 16, 2016. To access the replay, call 855-859-2056 in the U.S., or 404-537-3406 outside of the U.S., and reference passcode 10677245.

About Eagle Bulk Shipping Inc.

Eagle Bulk Shipping Inc. is a Marshall Islands corporation headquartered in Stamford, Connecticut. The Company owns one of the largest fleets of Supramax dry bulk vessels in the world, which are constructed with on-board cranes and range in size from approximately 50,000 to 65,000 dwt. The Company transports a broad range of major and minor bulk cargoes, including but not limited to coal, grain, ore, pet coke, cement and fertilizer, along worldwide shipping routes.

Website Information

We intend to use our website, www.eagleships.com, as a means of disclosing material non-public information and for complying with our disclosure obligations under Regulation FD. Such disclosures will be included in our website’s Investor Relations section. Accordingly, investors should monitor the Investor Relations portion of our website, in addition to following our press releases, SEC filings, public conference calls, and webcasts. To subscribe to our e-mail alert service, please click the “Investor Alerts” link in the Investor Relations section of our website and submit your email address. The information contained in, or that may be accessed through, our website is not incorporated by reference into or a part of this document or any other report or document we file with or furnish to the SEC, and any references to our website are intended to be inactive textual references only.

Disclaimer: Forward-Looking Statements

Matters discussed in this release may constitute forward-looking statements that may be deemed to be “forward-looking statements” within the meaning of the Securities Acts. Forward-looking statements reflect current views with respect to future events and financial performance and may include statements concerning plans, objectives, goals, strategies, future events or performance, and underlying assumptions and other statements, which are other than statements of historical facts. These statements may include words such as “believe,” “estimate,” “project,” “intend,” “expect,” “plan,” “anticipate,” and similar expressions in connection with any discussion of the timing or nature of future operating or financial performance or other events.

The forward-looking statements in this release are based upon various assumptions, many of which are based, in turn, upon further assumptions, including without limitation, examination of historical operating trends, data contained in our records and other data available from third parties. Although Eagle Bulk Shipping Inc. believes that these assumptions were reasonable when made, because these assumptions are inherently subject to significant uncertainties and contingencies which are difficult or impossible to predict and are beyond our control, Eagle Bulk Shipping Inc. cannot assure you that it will achieve or accomplish these expectations, beliefs or projections.

Important factors that, in our view, could cause actual results to differ materially from those discussed in the forward-looking statements include the strength of world economies and currencies, general market conditions, including changes in charter hire rates and vessel values, changes in demand that may affect attitudes of time charterers to scheduled and unscheduled dry-docking, changes in vessel operating expenses, including dry- docking and insurance costs, or actions taken by regulatory authorities, ability of our counterparties to perform their obligations under sales agreements, charter contracts, and other agreements on a timely basis, potential liability from future litigation, domestic and international political conditions, potential disruption of shipping routes due to accidents and political events or acts by terrorists.

Risks and uncertainties are further described in reports filed by Eagle Bulk Shipping Inc. with the US Securities and Exchange Commission.

Contact:

     Company Contact:

     Frank De Costanzo

     Chief Financial Officer

     Eagle Bulk Shipping Inc.

     Tel. +1 203-276-8100

     Investor Relations / Media:

     Jonathan Morgan

     Alex Hinson

     Perry Street Communications, New York

     Tel. +1 212-741-0014

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Source: Eagle Bulk Shipping Inc.